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                                                                    Exhibit 99.1
                                     [LOGO]

For Immediate Release

Contacts:         Richard Gavino                   Virginia Stuart
                  Chief Financial Officer          Vice President
                  Warrantech Corporation           Michael A. Burns & Associates
                  817-785-1366                     214-521-8596
                  richard_gavino@warrantech.com    vstuart@mbapr.com


         WARRANTECH CHAIRMAN WITHDRAWS PROPOSAL TO TAKE COMPANY PRIVATE



BEDFORD, Texas - Dec. 15, 2003 - Warrantech Corporation (OTC: WTEC), a leading independent provider of service contracts and after-market warranties, today announced that Mr. Joel San Antonio, the founder of the company, has withdrawn his proposal to take the company private. Mr. San Antonio's proposal had involved cashing out all minority shareholders by means of a reverse stock split.

         Mr. San Antonio, in explaining the reason for withdrawing the proposal, advised the board that he believed that the company should focus its efforts on resolving the outstanding accounting issues and improving the company's business and operations in order to achieve greater value for its shareholders.

         Upon being advised that Mr. San Antonio was withdrawing his proposal, the board of directors determined that it would not be in the best interests of the shareholders to explore other alternatives, and the special committee of the board of directors which had been formed to review Mr. San Antonio's proposal was dissolved.

About Warrantech:
-----------------
Warrantech Corporation administers and markets service contracts and after-market warranties on automobiles, automotive components, recreational vehicles, appliances, consumer electronics, homes, computer and computer peripherals for retailers, distributors and manufacturers. The company continues to expand its domestic and global penetration, and now provides its services in the United States, Canada, Puerto Rico and Latin America. For additional information on Warrantech, access www.warrantech.com.



                                     -more-


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"Safe Harbor"  statement under the Private  Securities  Litigation Reform Act of
1995:

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties include, but are not limited to, the outcome of further discussions with the staff of the Securities and Exchange Commission concerning the accounting issues and the nature and extent of any accounting changes, including changes in revenue recognition, which may result from such discussions; the effect of any potential material adverse change in the Company's financial results based upon such potential accounting changes; the continuation of current levels of business activity; the impact of competitive products, product demand and market-acceptance risks, reliance on key strategic alliances, fluctuations in operating results and cash flow and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission. These risks and uncertainties could affect the outcome of the matters discussed in this release and cause the company's actual results for the current fiscal year and beyond to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.

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